Exhibit 3.5

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF FORMATION

The undersigned, desiring to amend the Certificate of Formation pursuant to the provisions of Section 18-202 of the Limited Liability Company Act of the State of Delaware, does hereby certify as follows:

FIRST. The name of the limited liability company is Waha GP LLC.

SECOND. Article FIRST of the Certificate of Formation shall be amended as follows:

“FIRST. The name of the limited liability company is OMS GP LLC.”

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Formation as of April 6, 2017.

By: OMS HOLDINGS LLC

        Sole Member

/s/    Nickolas J. Lorentzatos

Nickolas J. Lorentzatos

Executive Vice President, General Counsel